Exhibit 99.1

CONTACT
Gregory F. Hughes
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL Green Realty Corp. Declares Third Quarter Dividend Of $0.60 Per Share

New York, NY — September 21, 2006 — SL Green Realty Corp. (NYSE: SLG) announced that the Board of Directors has declared a quarterly dividend of $0.60 per common share for the quarter ending September 30, 2006. The dividend is payable October 13, 2006, to shareholders of record at the close of business on September 29, 2006.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period July 15, 2006 through and including October 14, 2006, of $0.4766 and $0.4922 per share, respectively. Dividends are payable October 13, 2006 to shareholders of record at the close of business on September 29, 2006. Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of June 30, 2006, SL Green owned 30 office properties totaling 18.8 million square feet. SL Green’s retail and development space ownership totals 439,306 square feet at eight properties. To be added to SL Green distribution list or to obtain the latest news releases and other SL Green information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

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